UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2017

INTELLIGENT HIGHWAY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55154	30-0680119
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

2376 Gold River Rd, Suite 100

Rancho Cordova, CA 95670

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (720) 460-1390

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (127 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (27 CFR 240.14d-2 (b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (27 CFR 240.13e-4(c))

Explanatory Note

On November 20, 2017 Intelligent Highway Solutions, Inc. (the “Company”) filed a Current Report on Form 10-Q (the “Original Form 10-Q”) with the Securities and Exchange Commission. The Company subsequently determined that the footnotes to the consolidated financial statements filed for the three and nine months ended September 30, 2017 contained an item that require correction pertaining to the disclosure of a certain convertible note payable.

Additionally, the Company determined certain conversion notices on convertible notes payable received were incorrectly applied to a convertible note entered into on June 26, 2015 where these conversions were for a convertible note payable entered into on December 12, 2014. The Company has determined there is not a material impact on the financial statements for the periods impacted.

Item 8.01. Other Events

In Note 8 – Convertible Notes Payable to the consolidated financial statements as of and for the nine months ended September 30, 2017, the Company disclosed a convertible note outstanding with a principal balance of $128,087 and $55,000 as of September 30, 2017 and December 31, 2016 as follows:

Convertible note payable to non-related party, interest rate of 10%, unsecured, due on December 12, 2015. Currently in default. May be converted at the option of the holder into common stock at a price equal to a 40% discount from the lowest closing bid price during the fifteen days prior to conversion. The Company may not repay the convertible note in cash.

The description of this note was in error and should read as follows:

Convertible note payable to non-related party, interest rate of 10%, unsecured, due on March 24, 2016. Currently in default. May be converted to common stock at the option of the holder at a rate equal to a 45% discount from the lowest trading price during the twenty days prior to conversion but not less than $0.00005. The Company may not repay the convertible note in cash.

To further clarify, the original note resulted in cash proceeds of $50,000 to the Company and contained a $5,000 original issue discount for a total original principal balance of $55,000. Default penalties totaling $73,087 were added to the note principal subsequently resulting in a total balance due, excluding accrued interest, of $128,087 as of September 30, 2017.

The disclosure error is limited to the description of the note payable and all principal and accrued interest payable balances are not impacted.

Additionally, in the 10-K for the years ended December 31, 2015 and 2014 filed with the Securities and Exchange Commission on May 12, 2017, the Company included the following disclosures in Note 8 – Convertible Notes Payable:

On December 12, 2014, the Company received a loan totaling $50,000 from an unrelated party. The note carries interest at 10% per annum and is due on December 12, 2015. The holder has the right to convert the principal and accrued but unpaid interest to common stock at any time after 180 days from the note date, or June 10, 2015, at a 40% discount from the lowest closing bid price for the Company’s common stock for the fifteen prior trading days. During the year ended December 31, 2015, the Company incurred a default penalty equal to 10% of the principal amount of the note, or $5,000, which was added to the existing principal outstanding. There was $55,000 and $50,000 of principal and $5,687 and $260 of accrued interest payable at December 31, 2015 and 2014.

On June 26, 2015, the Company received a loan totaling $55,000 from an unrelated party. The note bears interest at 10% per annum and is due March 24, 2016. Of the $55,000 total note, $5,000 was an original issue discount resulting in net cash proceeds to the company of $50,000. Additionally, the note may be converted to common stock at the option of the holder at a rate equal to a 45% discount from the lowest trading price during the twenty days prior to conversion but not less than $0.00005. During the year ended December 31, 2015, the Company accepted seven separate conversion notices resulting in 57,406,767 common shares being issued in exchange for a reduction of principal totaling $55,000. There was $0 in principal plus $2,137 and $0 in accrued interest due at December 31, 2015 and 2014.

The conversion notices received were applied to the incorrect convertible note payable and the disclosure should read as follows:

On December 12, 2014, the Company received a loan totaling $50,000 from an unrelated party. The note carries interest at 10% per annum and is due on December 12, 2015. The holder has the right to convert the principal and accrued but unpaid interest to common stock at any time after 180 days from the note date, or June 10, 2015, at a 40% discount from the lowest closing bid price for the Company’s common stock for the fifteen prior trading days. During the year ended December 31, 2015, the Company incurred a default penalty equal to 10% of the principal amount of the note, or $5,000, which was added to the existing principal outstanding. During the year ended December 31, 2015, the Company accepted seven separate conversion notices resulting in 57,406,767 common shares being issued in exchange for a reduction of principal totaling $55,000. There was $0 and $50,000 of principal and $0 and $260 of accrued interest payable at December 31, 2015 and 2014.

On June 26, 2015, the Company received a loan totaling $55,000 from an unrelated party. The note bears interest at 10% per annum and is due March 24, 2016. Of the $55,000 total note, $5,000 was an original issue discount resulting in net cash proceeds to the company of $50,000. Additionally, the note may be converted to common stock at the option of the holder at a rate equal to a 45% discount from the lowest trading price during the twenty days prior to conversion but not less than $0.00005. There was $55,000 and $0 in principal plus $2,137 and $0 in accrued interest due at December 31, 2015 and 2014.

The Company has determined there is not a material impact on the financial statements presented as a result of the error.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits: The following exhibits are filed as part of this report:

Exhibit No.	Description

16.1	Form 10-Q for the quarterly period ended September 30, 2017
(by reference)
16.2	Form 10-K for the year ended December 31, 2015

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLIGENT HIGHWAY SOLUTIONS, INC.

Date: November 21, 2017	By:	/s/ Devon Jones
Devon Jones
Chief Executive Officer